EXHIBIT 99.1

EMPLOYMENT AGREEMENT

This Agreement is made effective as of May 28, 2006, by and between Frisch’s Restaurants, Inc., an Ohio corporation (hereinafter referred to as “Corporation”) and Craig F. Maier (hereinafter referred to as “Maier”).

WHEREAS, Maier is the President and Chief Executive Officer of the Corporation; and

WHEREAS, the Corporation and Maier agree that Maier’s compensation should be based upon the Corporation’s performance; and

WHEREAS, the Corporation has employed Maier pursuant to an employment agreement dated June 2, 2003, which expires on May 28, 2006.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties do hereby agree upon the following terms and conditions of this Employment Agreement.

1. Employment. The Corporation agrees to employ Maier and Maier agrees to serve the Corporation upon the terms and conditions hereinafter set forth.

2. Term. The employment of Maier hereunder shall be for a period of three fiscal years, commencing May 28, 2006 and ending on June 2, 2009.

3. Duties and Responsibilities. Maier agrees to serve the Corporation and its subsidiaries and divisions faithfully, ethically, and to the best of his ability as its President and Chief Executive Officer, under the direction of the Board of Directors. Maier agrees to devote (except as otherwise permitted in paragraph 5) his full business time, energy and skill to such employment and to perform such other duties as the Board of Directors shall reasonably request from time to time. Maier agrees to perform his duties in compliance with all applicable federal and state laws and regulations, the rules of the American Stock Exchange, and all ethical codes, conflict of interest policies, securities trading policies and all other corporate governance and other policies adopted by the Board of Directors of the Corporation from time to time.

4. Compensation.

(a) Base Salary. During the first fiscal year of his employment hereunder, the Corporation agrees to pay Maier a “Base Salary” of Two Hundred Sixty Five Thousand Dollars ($265,000). Maier’s Base Salary shall be adjusted at the beginning of the second and third years of this Agreement to reflect One Hundred Percent (100%) of the latest annual change in the Consumer Price Index for All Urban Consumers (“CPI-U”) published by the U.S. Department of Labor; Bureau of Labor Statistics.

(b) Incentive Compensation. In addition to his Base Salary, the Corporation shall pay Maier “Incentive Compensation,” which shall consist of Base Incentive Compensation and Incremental Incentive Compensation (both defined below), for each fiscal year in which the Corporation’s Pre-Tax Earnings equal or exceed four percent (4%) of its Total Revenue for such year, as reported in the Corporation’s annual report to shareholders. “Pre-Tax Earnings” shall be the amount reported in the annual report, but shall be computed without reduction for this Incentive Compensation.

Maier’s “Base Incentive Compensation” shall be one and one-half percent (1 1/2%) of the Corporation’s Pre-Tax Earnings. However, the amount of the Base Incentive Compensation in a fiscal year shall be reduced, if necessary, so that the Corporation’s Pre-Tax Earnings, after reduction for the Base Incentive Compensation, shall not be less than four percent (4%) of the Corporation’s Total Revenue for that fiscal year.

In addition, if the Pre-Tax Earnings of the Corporation equal or exceed five percent (5%) of its Total Revenue for that year, the Corporation shall pay Maier “Incremental Incentive Compensation” equal to an additional one percent (1%) of the Corporation’s Pre-Tax Earnings.

Ninety percent of the Incentive Compensation shall be paid in cash and ten percent shall be paid in shares of the Corporation’s common stock.

The number of shares allocated to Maier shall be determined by dividing the amount of Incentive Compensation to be paid in shares by the Average Value of the Corporation’s common shares during the fiscal year for which the Incentive Compensation has been earned. The “Average Value” of the Corporation’s shares for any fiscal year shall be the mean between the highest price at which common shares were traded during such year and the lowest price.

Examples:

If the Corporation has Total Revenue of $210,000,000 and Pre-Tax Earnings (before calculation of Maier’s Incentive Compensation) of $12,000,000 in a fiscal year, Maier would earn both Base and Incremental Incentive Compensation since Pre-Tax Earnings exceeded 5% of Total Revenue. The Incentive Compensation of two and one-half percent of Pre-Tax Earnings equals $300,000. Ninety percent ($270,000) is payable in cash and ten percent ($30,000) is payable in shares. If during the applicable fiscal year the Corporation’s shares traded at a high price of $24 and a low price of $16, and therefore the mean price was $20.00 per share, Maier would receive an award of 1,500 shares ($30,000 divided by $20.00 per share = 1,500 shares).

If, however, Pre-Tax Earnings had been $9,000,000 (over 4% of Total Revenue but less than 5%), Maier would have earned Base Incentive Compensation only of $135,000 (one and one-half percent of Pre-Tax Earnings).

Finally, if Pre-Tax Earnings had been $8,500,000 (over 4% of Total Revenue but less than 5%), Maier would have earned Base Incentive Compensation only. However, if the Corporation paid the Incentive Compensation of $127,500 (one and one-half percent of Pre-Tax Earnings), its Pre-Tax Earnings (after reduction for Incentive Compensation) would fall below 4% of Total Revenue. Therefore, the Incentive Compensation would be reduced to $100,000 - the largest amount that could be paid so that the Company’s Pre-Tax Earnings, after reduction for Incentive Compensation, are not less than 4% of Total Revenue.

The shares granted as Incentive Compensation will not be registered under the Securities Act of 1933, as amended, and each stock certificate will bear the following legend or one similar thereto: “The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

(c) Stock Options. In any year in which the Corporation’s Pre-Tax Earnings equal or exceed 4% of Total Revenue, the Corporation shall award stock options to Maier as follows:

Pre-Tax Earnings As a Percentage Of Total Revenue	Stock Options Available
At least 4%, but less than 5%	10,000 shares
At least 5%, but less than 6%	20,000 shares
At least 6%	30,000 shares

All stock options shall be awarded under the terms of the stock option plan of the Corporation in effect at the time the options are awarded.

(d) Disability Compensation. If Maier becomes Disabled during the term of this Agreement when the Corporation still actively employs him, the Corporation shall pay Disability Compensation (defined below) to Maier. “Disabled” shall mean a condition which entitles Maier to receive benefits under the Corporation’s long term disability plan as it exists at the time the determination that Maier is Disabled is made.

The annual amount of the “Disability Compensation” shall be Sixty Percent (60%) of Maier’s Average Compensation at the time he becomes Disabled, reduced by any disability benefits to which Maier is entitled under disability income plans (including insurance funded plans) maintained by the Corporation. “Average Compensation” means the total compensation, including Incentive Compensation, earned by Maier in the three fiscal years preceding the year in which he becomes Disabled; divided by 3.

The Disability Compensation shall be paid to Maier monthly while he is alive, for a period of 120 months, provided that Maier has not willfully violated any of the provisions of this Agreement. Maier’s Disability Compensation shall be increased on each anniversary of the commencement of payments by Sixty Percent (60%) of the latest annual change in the CPI-U.

5. Restrictive Covenants. Maier agrees that during the term of this Agreement, including any renewals, he will not, without the prior written consent of the Corporation, directly or indirectly render any services to, become employed by, or otherwise participate in, any business which is competitive with any of the businesses of the Corporation or its subsidiaries or divisions. Notwithstanding the foregoing, nothing herein shall prohibit Maier from:

(a) owning and operating the franchise known as Frisch’s New Richmond Big Boy, Inc.;

(b) operating or otherwise providing services to any other franchisee of Corporation.

(c) owning stock or other securities, or serving as a director or officer of a corporation conducting a business referred to in subparagraph (a);

(d) owning stock or other securities of competitors which are sold in a public market and which comprise less than five percent (5%) of the total outstanding stock of such corporation.

6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of the parties. Any successor of the Corporation shall be deemed substituted for the Corporation under the terms of this Agreement. A “Successor” of the Corporation shall include any person or entity that at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock, assets or business of the Corporation.

7. Change in Control. Maier and the Corporation have previously entered into an Agreement granting Maier certain rights in the event of a “Change in Control” of the Corporation (as defined in such Agreement). Maier and the Corporation hereby reaffirm such agreement and confirm that its provisions are in addition to this Agreement and control in the event of a conflict with this Agreement.

IN WITNESS WHEREOF, Frisch’s Restaurants, Inc. has caused this Agreement to be executed in its corporate name by Michael E. Conner, its Vice President of Human Resources, thereunto duly authorized by its Board of Directors, and Craig F. Maier has hereunto set his hand, effective as of the date set forth above.

/s/ Craig F. Maier	FRISCH’S RESTAURANTS, INC.
Craig F. Maier

	By:	/s/ Michael E. Conner
Dated: March 14. 2006		Michael E. Conner
Vice President of Human Resources

Dated: March 14. 2006